Exhibit 10.14

AMENDMENT TO
OPTIONSXPRESS HOLDINGS, INC.
2005 EMPLOYEE STOCK PURCHASE PLAN

THIS AMENDMENT TO THE OPTIONSXPRESS HOLDINGS, INC.  2005 EMPLOYEE STOCK PURCHASE PLAN (as amended and restated May 12, 2005) (this “Amendment”) is effective as of December 31, 2009.

WHEREAS, Section 16 of the 2005 Employee Stock Purchase Plan (as amended and restated May 12, 2005) (the “ESPP”) provides that the Compensation Committee may amend the ESPP;

WHEREAS, there have been recent changes to Treasury Regulations under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) governing the tax treatment of ESPPs that require updates to the ESPP;

WHEREAS, the Compensation Committee has determined that pursuant to its authority under Section 16 of the ESPP it desires to make the amendments described herein;

NOW, THEREFORE, the Compensation Committee does hereby amend the ESPP as follows:

1. The following new sentence shall be added at the end of Section 7(a):

“The maximum number of shares of Common Stock that each Participant may purchase during an Offering Period is 100,000.”

2. The first sentence of Section 8(b) shall be deleted and replaced with the following sentence:

“Any amount remaining to the credit of a Participant’s account after the purchase of shares by the Participant on an Exercise Date shall be refunded to the Participant, provided that any amount which is insufficient to purchase a full share of Common Stock shall remain in the Participant’s account and be carried over to the next Offering Period, unless the Participant withdraws from participation in the Plan or elects to withdraw his or her account balance in accordance with Section 10(c).

3. Continuing Force and Effect.  The ESPP, as modified by the terms of this Amendment, shall continue in full force and effect from and after the date of the adoption of this Amendment set forth above.